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                                                                  Exhibit 10.1.b

                              BASIC TOLL AGREEMENT

                                     BETWEEN

                          EMPRESA ELECTRICA PANGUE S.A.

                                       AND

                 COMPANIA NACIONAL DE TRANSMISION ELECTRICA S.A.
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In Santiago de Chile, on October 23, 2000, between EMPRESA ELECTRICA PANGUE
S.A., hereinafter, without distinction PANGUE, represented by its General Manager, Mr. Rodrigo Naranjo Martorell, both with domicile in Santiago, Santa Rosa 76, floor 14, and COMPANIA NACIONAL DE TRANSMISION ELECTRICA S.A., hereinafter and without distinction TRANSELEC, represented by its General Manager, Mr. Guillermo Espinosa Ihnen, both with domicile in Santiago, Santa Rosa No 76, floor 9, the following has been agreed:

ONE: PURPOSE.

This contract has the purpose of agreeing as the annual basic toll payments that PANGUE is to pay TRANSELEC for its PANGUE Power Station (power rating 467.0 MW) hereinafter PANGUE Station, as of October 23, 2000.

The payment of the basic annual toll payments shall give PANGUE the right to upload up to the maximum power and energy production capacity of the PANGUE Power Station, which capacities are detailed in the preceding paragraph, to transmit it, and to download energy and power from the facilities, which are part of its area of influence. PANGUE must exercise this right in accordance with such provisions as the Economic Load Dispatch Center of the Central Interconnected System (ELDC-CIS/CDEC-SIC) may impart for such purpose.

Likewise, such downloads without supplementary payments as Pangue may make in its area of influence and at all junctions from which, under normal operating conditions of the system, net physical transmissions occur toward said area of influence, once it has paid the basic toll, are limited to:

a) The firm power of the power plant, plus such power as may have been contracted with third parties that have paid the basic and supplementary tolls necessary for reaching the point of download;

b) The total capacity of the transmission system involved, without the existence of any priority or order of preference in this respect among all the power plants that pay the basic toll.

c) At such limits as the CDEC-SIC may establish, in consideration of that provided for in Article 198 of the Regulations for the General Electrical Services Law approved by Supreme Decree No. 327 of the Ministry of Mining, dated December 12, 1997, hereinafter the Electricity Regulations.


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Contrato Peaje Basico PANGUE - TRANSELEC                                       1
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TWO: AREA OF INFLUENCE.

The parties agree that the area of influence of the PANGUE Power Station is comprised of the segments that connect the upload buses of said Station, which, for the purposes of this Contract, correspond to Charrua 220 kV, to the basic energy substation of the Central Interconnected System, CIS. As of the date of signing of the present Contract, the basic energy substation referred to corresponds to TRANSELEC's Quillota substation, according to the selection of basic energy substation contained in the semi-annual setting of junction prices of April, 2000.

In the event that, in future settings of junction prices, the basic energy substation is selected at another junction of the system, the extent of the area of influence of the PANGUE Station shall be modified accordingly. Such modification shall govern from the same month of the setting of junction prices as the one when a change in the location of the basic energy substation takes place.

Consistently with the preceding paragraph, the parties agree that as of October 23, 2000, the area of influence of the PANGUE Station is to be comprised by the segments detailed in Annex No 1 of this Contract.

THREE AVNR + CO&M.

The parties agree that, during the period between October 23, 2000 and March 31, 2002, the values of the Annual Payment for New Replacement Values plus the Costs of Operation and Maintenance (the AVNR + CO&M) of the above mentioned facilities that belong to the area of influence of the PANGUE Station, are those presented in Annex No 1 to this Contract, expressed in thousands of United States dollars of January 1, 1999.

FOUR: PRO-RATA AMOUNTS

The parties agree that the pro-rata amounts for the PANGUE Station for the period October 23, 2000 to March 31, 2002 are those detailed in Annex No 2 to this Contract.

FIVE: DEFINITION OF THE NEW REPLACEMENT VALUE

For the purposes of this Contract, the New Replacement Value for the transmission facilities, hereinafter, without distinction, VNR, shall be understood to mean the cost of renewing all works, facilities, and physical assets for the transmission of electricity.

Renewal is understood to mean the replacement of works, facilities and physical assets presently in service by others that are equal. In the event that they are not available on the market, the respective cost is to be that of the works, facilities and physical assets of state-of-the-art technology, and actual cost, meant to fulfill the same function with the same levels of service quality. In the case of the transmission lines, those existing are considered with respect to the topographical layout, structures, voltage, number of circuits, and electrical transmission capacity. In the case of the substations, consideration is given, in addition to the primary control and protection equipment, to the auxiliary equipment, including that of


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Contrato Peaje Basico PANGUE - TRANSELEC                                       2
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the auxiliary services, battery banks and emergency equipment, buildings that house the equipment, land and general works.

The costs associated with the VNR's for the transmission lines and for the substations which constitute the area of influence of the PANGUE Station include the following items, which are set forth solely as examples, this listing not being exhaustive: engineering and design, construction management and inspection, easements and indemnities, supply of imported and domestic equipment and materials including their respective import tariffs, port charges and domestic and international freight, construction and assembly of works and equipment, other financial and administrative costs such as staggered interest, overhead and operating capital.

For purposes of the valuation of the lines, the original copper conductor is replaced by one of aluminum with equivalent characteristics. In the valuation of substations, the switches for large volumes of oil, for compressed air, and for large volumes of SF6 gas have been valued as switches for small SF6 gas volumes. The synchronous condensers are valued as static condensers.

SIX: OPERATING AND MAINTENANCE COSTS

The operaing and maintenance costs (CO&M) include all of costs requiresd for the adequate maintenance of the facilities and their proper decentralized operation subordinate to the Zone Operation Centers (COZ) and to a Centralized Transmission Dispatch.

The CO&M's take into consideration the operating expenses that cover the planning, execution and control of operation and maintenance activities, whether the latter are preventative, programmed or non-programmed corrective, as well as the expenses and insurance for accidents to buildings and facilities

In addition, the CO&M's include the costs of capital, of operation, and of maintenance of vehicles, maintenance equipment, telecommunication systems, tools and instruments required for operation and maintenance, including the remote terminal units (URT), Zone Operation Centers (COZ), and Centralized Transmission Dispatch. In addition, the CO&M's include the costs of capital, operation, and maintenance for of land and buildings, such as workshops, offices, and warehouses, which house operation and maintenance activities

SEVEN: ANNUAL BASIC TOLL PAYMENTS UP TO MARCH 31, 2002

The parties agree that as of October 23, 2000, to March 31, 2002, under the heading basic AVNR + CO&M for its power station, PANGUE shall pay TRANSELEC such amount as results from multiplying the sum of the annual payment of the new replacement value (AVNR) and the operating and maintenance costs (CO&M) for each one of the facilities of the area of influence of the said power station by the pro-rata amount corresponding to this power station.

As a result of foregoing facts, the parties agree that the annual basic toll payments for the PANGUE Power Station of the period October 23, 2000 to March 31, 2002, net of VAT, which PANGUE is to pay TRANSELEC, are those of the following Table No 1. These annual payments, the calculation of which is detailed in Annex No 3 to this Contract, are expressed in United States dollars of January 1, 1999.


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Contrato Peaje Basico PANGUE - TRANSELEC                                       3
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                                   Table No 1
                 AVNR + CO&M PANGUE Station (basic AVNR + CO&M)
                        Basic Energy Substation: Quillota
                 Period from October 23, 2000, to March 31, 2002
                Values in thousands of US $ as of January 1, 1999

      ---------------------------------------------------------------------
              Station                                PERIOD
                                  -----------------------------------------
                                  October 23, 2000 to      April 1, 2001 to
                                  March 31, 2001           March 31, 2002
      ---------------------------------------------------------------------
      PANGUE                                11,580.93            11,209.82

      ---------------------------------------------------------------------

      ---------------------------------------------------------------------
                     TOTAL                  11,580.93            11,209.82
      ---------------------------------------------------------------------

The values contained in Table No. 1 take into consideration that as of October 23, 2000, the area of influence of the PANGUE Station extends from the download bus of the power plant up to TRANSELEC's Quillota substation.

EIGHT: ANNUAL BASIC TOLL PAYMENTS AS OF APRIL 1, 2002

Starting from April 1, 2002, and until the date when a modification of the present basic toll agreement maycome into effect, as a result of the provisions contained in Clause TWELVE, the amount of the basic toll that PANGUE shall pay TRANSELEC shall be calculated as follows:

a) The facilities which comprise the area of influence thereof established by the Board of Directors of the ELDC-CIS/CDEC - SIC in accordance with letter b) of Article 176 of the Electricity Regulations.

b) The values of basic tolls per unit of firm power for each segment calculated by the Div. Tolls Administration of the ELDC-CIS/CDEC - SIC, in accordance with that provided for in letter h) of Article 182 of the Electricity Regulations. For such purposes the VNR's and CO&M's indicated in letter d) below, shall be taken into consideration.

c) The firm power calculated by the Operations Department of the ELDC-CIS/CDEC - SIC in accordance with letter f) of Article 181 of the Electricity Regulations.

      In the event that the ELDC-CIS/CDEC - SIC has not calculated the firm power of the CIS power plants, the most recent values of firm power of the PANGUE station in force on such date shall be employed in a provisional manner.

d) The New Replacement Values (VNR's) and the Operating and Maintenance Costs (CO&M's) published by TRANSELEC in the book of that same title, edition of July, 1999, duly indexed according to the formulas contained in that publication.

e) The calculation of the basic toll for pangue shall be made annually and the new value shall take effect between the months of April of each year and March of the next year.


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Contrato Peaje Basico PANGUE - TRANSELEC                                       4
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NINE. METHOD OF PAYMENT.

The basic AVNR + CO&M's shall be paid in twelve monthly installments upon accrual each month, equivalent to multiplying the value of the basic AVNR + CO&M indicated for each period and power plant of Table No 1 above, or the basic tolls resulting from applying that provided for in Clause EIGHT, duly indexed according to that provided for in Clause TEN by the factor of 0.07974 (seven thousand nine hundred seventy-four one-hundred-thousandths) and converted to pesos of domestic currency employing the exchange rate corresponding to the "observed dollar" referred to in the first paragraph of No 6 of Chapter I, Title I, of the Compendium of International Currency Exchange Rules published by the Central Bank of Chile, or such as may replace it in the future, at the average for the month corresponding to payment. The monthly payment thus stipulated must contain a separate VAT charge.

TRANSELEC shall send the invoice within the first five (5) working days of the month that follows the month to which the charge pertains. PANGUE binds itself to pay such invoice to the treasury of TRANSELEC in Santiago, in cash, by uncrossed check, within the banking region of Santiago, or bank order payable at sight, at the latest before noon of the sixteenth day of each month subsequent to the month to which the charge pertains. If such day is a Saturday, Sunday or holiday, the time due shall extend up to noon of the next working day.

Nevertheless, the parties may agree to a different method of payment, which may be a bank transfer of funds or deposits into any of TRANSELEC's current accounts. In such case PANGUE must inform TRANSELEC in writing as to the date, amount, current account number, and bank through which the payment or deposit has been made, as well as the number of the invoice or invoices that it has paid.

In the case of default or simple delay in payment, interest shall accrue at the maximum contractual rate for non-indexed transactions of less than or more than ninety (90) days, as the case may be, from the date when the default or simple delay took place and up to the date of the effective payment thereof.

In the event that TRANSELEC sends the invoice late, PANGUE shall be able to postpone its payment by one day for each day of delay and such postponement shall not be construed as default or simple delay for the purposes of charging the interest referred to in the preceding paragraph.


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Contrato Peaje Basico PANGUE - TRANSELEC                                       5
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TEN: INDEXATION.

The parties agree that the monthly payments pertaining to the annual basic tolls for the PANGUE Power Station are to be indexed semi-annually on January 1 and on July 1 of each year, multiplying the monthly payment in force the previous month by such factor as may result from applying the formula for indexing tolls detailed in Annez No 4 to the present document. For these purposes, the said indexing factor shall be rounded off to the fifth decimal.

The first indexing shall take place on July 1, 2000 and shall cover the period between January 1, 1999 and June 30, 2000. The parties agree that the indexing factors corresponding to the first and second semi-annual periods of 1999 and to the first semi-annual period of 2000 are 0.95896, 0.94468 and 1.04100, respectively.

Whenever a semi-annual indexing of tolls is applicable, TRANSELEC shall prepare and shall send PANGUE a memorandum of calculation containing, in a detailed and documented manner, the value of the new monthly payment. The dispatch of this document must take place five (5) working days in advance of the date of dispatch of the invoices corresponding to the months of January and July of each year.

ELEVEN SETTLEMENT OF VIRTs.

The parties agree that they shall settle every month, between themselves, the valuation of the uploads and downloads per segment (VIRT's) of each one of the segments indicated in Clause TWO, resulting from the balances of uploads and downloads made by the ELDC-CIS/CDEC - SIC for each one of the said segments. This settlement shall take place during the month after the month to which the settlement pertains, once TRANSELEC has actually received such amounts from the rest of the members of the ELDC-CIS/CDEC - SIC. In the event that the ELDC-CIS/CDEC - SIC has not determined the VIRT's or in the event that TRANSELEC has not received all or part of the VIRT's from the rest of the members of the ELDC-CIS/CDEC - SIC, the parties may agree on provisional settlements under this heading, on account against final payment.

The amount to be paid for the settlement of the VIRT's shall be equal to the VIRT of each segment multiplied by the pro-rata amount of PANGUE for such segment. If the amount of the settlement corresponding to the entirety of the segments indicated in Clause TWO proves to be greater than zero, TRANSELEC shall pay such amount to PANGUE plus VAT and, to the contrary, if the amount of the total settlement proves to be less than zero, PANGUE shall pay TRANSELEC the absolute value of such amount, plus VAT. For purposes of these settlements, if appropriate, the same interest rate as that employed by the ELDC-CIS/CDEC - SIC shall be used.

If in the period after March 30, 2002, such basic tolls as PANGUE may pay TRANSELEC take into account the discount applied to the tariff revenues estimated by the Div. Administration of Tolls of the ELDC-CIS/CDEC - SIC, the latter shall be settled by readjustment between the parties in a monthly manner by applying that provided for in this Clause, but with respect to the discounted tariff revenue values.

TWELVE: PERIOD OF EFFECTIVENESS.

The present agreement shall have an unlimited period of effectiveness as of October 23, 2000.


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Contrato Peaje Basico PANGUE - TRANSELEC                                       6
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Regardless of the provisions of the previous paragraph, as of January 1, 2006, either one party may request from the other party in writing, a partial or total revision of the Contract.

Revision of this Contract must be made earlier if legal amendments arise in the Decree Law (Mining) (DFL - M) No 1/82, Articles 51, 51A to 51F, in such manner as to adapt the agreement to such legal changes. Revision of the agreement for this reason may be requested by either party and shall take effect once the legal modifications come into force.

Likewise, if the parties do not reach an agreement on the modifications to the present Contract arising from such general or partial revision as either of the parties may request as of January 1, 2006, within a term of six months from the date of receipt of such request, the parties agree to submit the difference to the arbitration panel provided for in Clause EIGHTEEN. The Contract shall be amended under the terms decided by such arbitration panel.

In no case shall a pause arise in the PANGUE's payments to TRANSELEC. In the event that methodological or regulatory gaps exist as the result of legal amendments, the monthly payments shall continue to be made provisionally based on this Contract , subject to an adjusted settlement until such time as the issue is solved by mutual agreement between the parties or in accordance with the procedure established in Clause EIGHTEEN.

The respective modification of the basic toll, whether arising by agreement of the parties or by decision of the arbitration panel, shall govern from the time when the event causing such revision arises or comes into force, giving rise to such readjusted monthly settlements as may pertain. The differences shall be paid, if appropriate, by the debtor party, with the interest current for non-indexed transactions of more than or less than 90 days, as may pertain, within a maximum term of 30 days after the time when the agreement has been reached or the arbitration award becomes executory.

THIRTEEN: REVISIONS OF THE BASIC TOLL

The parties agree that, during the period prior to March 31, 2002, the value of the basic toll under this Contract can solely and exclusively be revised to incorporate the effects caused by:

a) The connection of new power plants to the CIS which are not included in the Works Program considered for the calculation of the toll.
b) Change in the direction of the flow toward the basic energy substation of the CIS under typical operating conditions.
c) Failure to materialize, lags and leads of projects considered in the Works Program, based on which tolls are calculated.
d)    Capacity increase of the PANGUE station.
e)    Changes in the capacity of the existing power plants.
f) Disconnection, in the event of the conditions detailed in Article 167 of the Electricity Regulations, or a change in the point of connection of the existing power plants.
g) Modifications of the facilities within the area of influence of PANGUE's station resulting from addition or removal of TRANSELEC facilities.
h) Lags or leads of the transmission works envisioned in the calculated basic toll.

For purposes of that provided for in this Clause, reference is to be made to the conditions employed in the application of the between ENDESA / TRANSELEC - COLBUN arbitration award


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Contrato Peaje Basico PANGUE - TRANSELEC                                       7
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dated January 20, 1999, detailed in Annex No 1 to the report on the agreement between TRANSELEC and COLBUN, approved by that Arbitral Tribunal on April 15, 1999.

Revision because of any of these reasons shall be initiated by the dispatch by the interested party to the other party of a written report containing the underlying technical and economic reasons. The addressee party of the report shall have a maximum term of 30 consecutive days to analyze and answer the report.

In the event that said report is rejected, whether expressly or due to the passage of the term of 30 days without the issuance of a response, it shall be deemed that a disagreement exists with respect to the modification proposed. In such case the parties shall seek to resolve their differences directly. If another 30 days pass and an agreement has not been reached, either of the contracting parties shall be able to resort to the arbitration panel provided for in Clause EIGHTEEN in order to resolve the dispute.

The modification of the basic toll, whether arising from the agreement of the parties or from a decision of the Arbitral Tribunal, shall govern from the time when the event causing such revision arises or comes into force, giving rise to such monthly settlement readjustments as may pertain. The differences shall be paid if appropriate, by the debtor party, with the interest current for non-indexed transactions at more or less than 90 days, as may pertain, within a maximum term of 30 days after the agreement or the arbitration award becomes executory.

In no case shall a pause arise in the tolls that PANGUE pays TRANSELEC. In the event of methodological or regulatory gaps resulting from legal amendments, the monthly payments shall continue to be made based on this Contract, in a provisional manner, subject to be adjusted as soon as the issue is solved by mutual agreement between the parties or in accordance with the procedure set forth in Clause EIGHTEEN.

Any modification of the facilities which comprise the area of influence or the pro-rata amounts of PANGUE's station, resulting from a revision of the toll provided for in this Clause shall give rise to the modification detailed in Annexes No 1, No 2 or No 3, as may be appropriate.

The parties agree that the procedure for revising the value of the basic toll which they have agreed to in this Clause, shall apply in serious cases involving significant imbalances in the commutativity of the Contract, that is, it shall only be applied in instances where it is ascertained that the economic effect of one or more of the causes defined in letters a) to h) above, represents an increase or decrease of at least 10% (ten percent) of the value of the annual basic toll payment in force when the cause or causes giving rise to such revision took place. In order to determine the percentage of the increase or decrease in the annual payment, the number of power plants and their diversity in terms of geographical location must be taken into account.

Regardless of that set forth in this Clause, in the event that in future settings of junction prices, selection is made of a basic energy substation at another junction of the system, the extent of the area of influence for the PANGUE station shall be modified accordingly, pursuant to that provided for in Clause TWO of this Contract. .

FOURTEEN: LIABILITIES.

The liabilities of the contracting parties shall correspond to those defined in Decree Law No 1 of 1982 of the Ministry of Mining, hereinafter the Electricity Law, the Electricity Regulations, the


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Contrato Peaje Basico PANGUE - TRANSELEC                                       8
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manuals and procedures of the ELDC-CIS/CDEC - SIC, and the amendments or changes of the afore mentioned legal sources.

TRANSELEC shall at no time be liable for such damages or losses as PANGUE may suffer due to a total or partial lack of supply of electrical energy and power, excessive variations in voltage or frequency, or others, caused by technical failures which may affect the facilities of the Transmission System of TRANSELEC
(SIT), or due to any other event that may interrupt, paralyze, or disturb transmissions of energy or power at the facilities of the area of influence of the PANGUE Station caused by an act of God or force majeure and, the listing which follows not being exhaustive, the following: damage caused by natural phenomena, telluric phenomena, lightning, storms, falling trees, floods, and alluvia, among others.

On its part, PANGUE shall in no case be liable for such losses as TRANSELEC may suffer due to technical failures or any other event which may interrupt, paralyze, or disturb the generating or transmission of energy and power at the PANGUE station by an act of God or force majeure. Among others, an act of God or force majeure shall be deemed to be the occurrence of a prolonged drought that prevents normal generation of energy.

FIFTEEN: SUSPENSION OF SERVICE

TRANSELEC may suspend the transmission of energy and power for the purpose of scheduled modification or programmed maintenance. Such suspensions shall be programmed and scheduled by TRANSELEC upon hearing the opinions on this subject matter from the various generators affected by the this interruption of supply. TRANSELEC must inform PANGUE in writing about such suspensions at least sixty
(60) days in advance.

The suspensions of service shall be governed by the Electricity Law, by the Electricity Regulations, and by the rules and regulations of the ELDC-CIS/CDEC - SIC.

TRANSELEC may also suspend the transmission of energy and power for emergency repairs. Such suspensions shall take place after notifying PANGUE as far in advance as the circumstances permit.

SIXTEEN: INFORMATION ON OPERATION.

TRANSELEC commits itself to send PANGUE, whenever events come to pass that affect the normal operation of the transmission facilities of PANGUE's area of influence, a report in which it shall set forth the irregularities and/or the interruptions in service occurring at such facilities, before 12:00 a.m. of the day before the occurrence of the event. That report shall inform about the duration of the interruptions that may have arisen at the facilities in PANGUE's area of influence and an estimate of the outage, the day and the time it occurred. This same report or another supplementary report shall explain the causes of the irregularities.

SEVENTEEN: AVAILABILITY OF THE SYSTEM.

TRANSELEC commits itself to comply with such service quality standards as may be established by the Electricity Law, the Electricity Regulations, the manuals and procedures of the ELDC-CIS/CDEC - SIC, and the amendments or modifications of these texts, which in no event shall lie under the historical standards existing as of the date of this Contract, measured as the average of


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Contrato Peaje Basico PANGUE - TRANSELEC                                       9
the Equivalent Interruption Time (TEI) ascribed to Internal Causes registered during the period 1995 to 1999, as specified in TRANSELEC's annual report of fiscal year 1999. The mean TEI from Internal Causes is 15.9 minutes.

In the event that a failure to comply with this index is detected for two consecutive years, TRANSELEC shall contract an external technical auditor, who designated by mutual agreement between the parties, shall present a diagnose and recommendations on TRANSELEC's operational and maintenance practices. The auditor's recommendations must necessarily be implemented by TRANSELEC.

EIGHTEEN: ARBITRATION.

Any difficulty that may arise between the parties relating to the purport, fulfilment or breach, application, or termination of this Contract shall be resolved by the Arbitral Tribunal constituted in accordance with Article 51 G of Decree Law No. 1 of 1982 of the Ministry of Mining.

It is expressly established that if one of the parties refuses to designate or delays the designation of the arbitrator whom it is responsible for appointing, the other party may resort to the regular courts to proceed with the appointment thereof. It shall be understood that a refusal or delay exists when the term of twenty (20) days indicated in the third paragraph of above mentioned Article 51 G has passed and the party has not made such designation.

Likewise, the parties set forth that if the arbitrators do not agree on the designation of the third arbitrator within the above mentioned term, such designation shall be made by the Regular Courts of Justice of Santiago, in which case the appointment must necessarily fall upon an attorney at law who has been a member of the Supreme Court or the Court of Appeals of Santiago or Dean or Director of the School of Legal and Social Sciences of the University of Chile or of the Pontifical Catholic University of Chile.

Once arbitration is convened, the arbitrator must decide, as the first measure, within a term of less than sixty days, the amount that must continue to be paid provisionally, if appropriate, by PANGUE to TRANSELEC until such time as the issue is ultimately resolved.

NINETEEN: LEGAL CAPACITIES.

The legal capacity of Mr. Rodrigo Naranjo Martorell to represent PANGUE is set forth in the recorded public document dated June 7, 2000, drawn up before Mr. Fernando Opazo Larrain, notary public of Santiago.

The legal capacity of Mr. Guillermo Espinosa Ihnen to represent TRANSELEC is set forth in the recorded public document dated August 18, 1997, drawn up before Mr. Ismael Ibarra Leniz, acting notary public of Santiago.

TWENTY: ANNEXES.

The Annexes to this Contract, four (4) in total, duly signed by the appearing parties, are an integral part of this document for all contractual and legal purposes.

TWENTY-ONE: NUMBER OF COPIES.


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Contrato Peaje Basico PANGUE - TRANSELEC                                      10

This Contract is signed in four (4) original copies, two (2) of which are left in the possession of each one of the parties.


         s/                                          s/

     Rodrigo Naranjo Martorell             Guillermo Espinosa Ihnen
          GENERAL MANAGER                       GENERAL MANAGER
              PANGUE                               TRANSELEC


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Contrato Peaje Basico PANGUE - TRANSELEC                                      11